First Great West Life	Administrative Office:
& Annuity Insurance Company	8525 East Orchard Road Greenwood Village, CO 80111 (888)323-4952

This will certify that the following is a true and correct copy of the resolution adopted by the Board of Directors of First Great-West Life & Annuity Insurance Company on June 4, 2007, and that said resolution remains in full force and effect:

That the Company hereby authorizes the establishment of a separate Account designated COLI VUL-4 Series Account (the “Account”), subject to such conditions as hereafter set forth, said use, purposes, and conditions to be in full compliance with N.Y.I.L. §4240 and all rules and regulations of the New York State Insurance Department;

Further, that the Account shall be established for the purpose of allowing the Company to issue such corporate owned and bank owned variable universal life contracts ("Contracts") as the President or a Vice President may designate, and the Account shall constitute a separate account into which will be allocated amounts paid to the Company which are to be applied under the terms of such Contracts; and

Further, that the income, gains and losses, realized or unrealized, from assets allocated to the Account shall be credited to or charged against the Account without regard to other income, gains, or losses of the Company to the extent provided in the Contracts; and

Further, that the fundamental investment policy of the Account shall be to invest or reinvest the assets of the Account in securities issued by investment companies registered under the Investment Company Act of 1940 or invest or reinvest the assets of the Account directly in other investments according to the investment objective and policy established for such Contract or Contracts; and

Further, that the President or a Vice President each be, and hereby is, authorized to deposit such amounts in the Account or each investment division as may be necessary or appropriate to facilitate the commencement of the Account's operations; and

Further, that the President or a Vice President each be, and hereby is, authorized to transfer funds from time to time into one or more of the Account in order to establish the Account or to support the operation of the Contracts with

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respect to the Account or to transfer funds from time to time out of the Account if transfer is made by cash or securities having a readily determined market value, if such transfer is approved by the Superintendent of Insurance of New York; and

Further, that the President or a Vice President each be, and is hereby authorized to change the designation of the Account to such other designation as he or she may deem necessary or appropriate; and

Further, the Company be authorized and directed to obtain any required approvals with respect to the establishment of the Account and marketing the Contracts, from the Superintendent of Insurance of New York, and any other statutory or regulatory approvals as may be required by law; and

Further, that the appropriate officers of the Company, with such assistance from the Company's auditors, legal counsel and independent consultants or others as they may require, be, and they hereby are, authorized and directed to take all action necessary or appropriate in connection with the offering of said Contracts for sale and the operation of the Account in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933 and other applicable federal laws, including the filing of registration statements and amendments thereto, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal laws as the officers of the Company shall deem necessary or appropriate; and

Further, that the appropriate officers of the Company be, and they hereby are, authorized on behalf of the Account and on behalf of the Company to take any and all action they may deem necessary or advisable in order to sell the Contracts, including any registrations, filings and qualifications of the Company, its officers, agents and employees, and the Contracts under the insurance and securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which said officers or counsel of the Company may deem necessary or desirable (including entering into whatever agreements may be necessary) in order to maintain such registrations or qualifications for as long as said officers or counsel deem it to be in the best interests of the Account and the Company; and

Further, that the President, the Vice-Presidents and the Secretary of the Company be, and they hereby are, each authorized in the names and on behalf of the Account and the Company to execute and file irrevocable written consents on the part of the Account and of the Company to be used in such states wherein such consents to service of process may be required under the insurance or securities laws therein in connection with said registration or qualification of the Contracts and to appoint the appropriate state official or such other person as may be allowed by said insurance or securities laws, agent of the Account and of the Company for the purpose of receiving and accepting process;

Further, that the President or a Vice-President each be, and hereby is, authorized to cause the Company to institute procedures for providing voting rights for owners of such Contracts with respect to securities owned by the Account to the extent required by applicable law or regulation;

Further, that the President or a Vice President each be, and is hereby authorized to execute such agreement or agreements as deemed necessary and appropriate with underwriters and distributors for the contracts in connection with the establishment and maintenance of the Account or the design, administration and offer and sale of the Contracts; provided, however, that the Company is directed to finalize any such agreements to the extent necessary required by applicable law or regulation before effecting any registrations or filings of the Contracts or the Account; and

Further, that the appropriate officers of the Company are hereby authorized to execute whatever agreement or agreements may be necessary or appropriate to enable the Account to invest in securities issued by one or more investment companies registered under the Investment Company Act of 1940 as may be specified in the respective Contracts; and

Further, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof; and

Further, that the term "appropriate officers" as used herein, shall include all of the elected and appointed officers of the Company, either severally or individually, subject to any applicable resolutions of the Board of Directors dealing with signing authority for the Company.

The actions taken by this consent shall have the same force and effect as if taken by the undersigned at a meeting of Directors duly called and constituted. This consent may be executed in one or more counterparts, all of which shall be considered the same instrument.

Dated: July 11, 2007.

/s/ David C. Larsen

David C. Larsen

Senior Counsel and Associate Secretary

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